Exhibit 10.29

Engagement Letter for

Funding Services

In connection with the investment banking services in relation to the fund raising services in the project energy development and clean-tech market between

CLEANTECH BIOFUELS

And

Bauhaus Capital Partners

Date April, 23rd 2012
Advisor Mandate
(the “Letter”)

Contact:
Jonas Svensson	Ignacio de Torres	Javier Herrero
CIO	COO	CEO
jsvensson@bauhauscp.com	idetorres@bauhauscp.com	jherrero@bauhauscp.com
+46 733 667 816	+34 91 848 7992	+34 91 848 7992

Mandate Letter
(the “Letter”)

Date April, 23rd 2012

Attn: Mr. Edward Hennessey
CleanTech Biofuels, lnc.
CEO and President
7386 Pershing Ave.
University City, MO, 6311 30
USA

Re: Engagement with respect to the advising, fund raising and business development for the progress and growth of the company CLEANTECH BIOFUELS

Dear Mr. Edward Hennessey

a.  Background

We thank you for inviting Bauhaus Capital Partners (“BCP”, or the “Advisor”) to make an offer to assist CLEANTECH BIOFUELS (the “Company”),  with financial advisory and business development services with the objective of the raising of funds from a private equity or strategic investment source for the Company for growth and development uses (respectively the “Project(s)” and the proposed “Transaction(s)”).

It is understood that the Company:

1.
CLEANTECH BIOFUELS, is a corporation dully registered and operating under the laws of Delaware, USA. Currently the Company, is publicly traded, is the only operative subsidiary of CLEANTECH BIOFUELS. The corporate purpose of the Company is the development of Projects and Technology in Biomass from the Recycling of Municipal Solid Waste (MSW) market and other cleantech energy technologies. The Company is a developing these technologies on patented rights and licenses. (the Technology).  The Company owns the intellectual property rights and licenses for this technology.

2.
CLEANTECH BIOFUELS, is in direct contact with local markets, distribution channels, administrations, institutions and state and federal agencies throughout the USA and the rest of the world, declares that it has solid market and industry contacts to develop the Technology and to rapidly bring to market its product across North America and the rest of the world.

3.
It is the intent of the Company to go into an expansion phase of growth to a stage where it is fully developed, ready for full scale commercial market deployment, franchising, distribution and servicing and to build plants and sell its know-how in North America and on the global market. To this end the Company requires a qualified industry or financial investor to participate together with the Company in its development, expansion, production and distribution.

4.
It is recognized that CLEANTECH BIOFUELS has a licensing agreement with Biomass North America and is working with other companies close to the biofuels market which are of interest in combination with the application of the CLEANTECH BIOFUELS technology.

5.
It is recognized by the Parties that the Project has a very high economic potential but that the contractual structure, financial and risk management models require further study and development before they are investor ready for this investment round and also understands that the value of the CLEANTECH BIOFUELS stake interest can be multiplied with the proper treatment and structuring of the Transaction and to this end wishes to engage the Advisor.

It is understood that the Advisor:

1.
Bauhaus Capital Partners S.L. (NIF B/86168333) is an Investment Bank, incorporated under the laws of Spain and having its registered office at C/Murcia, 30, 28750 San Agustin del Guadalix, Madrid Spain, and which is specialized in advising, fund raising, investor relationships, financial structuring, identifying and building business development relationships, sourcing companies and projects with operators, developers, owners and other interested parties for this product in general as well as other related electrical storage and energy projects.

2.
That the Advisor is interested in working with the Company in a long term relationship that will enable the Company to get development and growth funding that the Advisor will arrange for and also be able to raise additional funding for the individual Project(s) both of which the Advisor will arrange for as laid out herein. This will require the Advisor to develop the scope of work detailed herein in order to make the Company and Projects financially feasible, optimize the current appraisal value as well as increase the  future Enterprise Value and assure that the Project is quickly and securely made investor ready and together reach a bankable state.

3.
That the Advisor has also developed contacts and projects in this field and can also bring them to the common effort as also described herein and is interested in participating in the portfolio of Projects and supporting CLEANTECH BIOFUELS in setting the operations up jointly or in a separate fashion.

This letter (the “Letter”) sets out the terms and conditions under which the Company retains the Advisor.

b. Objectives

The objectives of the engagement are essentially to:

(i)
Objective (i) The primary objective is to raise a secondary round in a private placement in public equities (PIPE) of committed capital of approximately an estimated $15M to fund the Company itself in exchange for as yet an undetermined minority share. The application of the funds will be for the construction of a commercially operating plant in Gary Indiana, the reduction or elimination of outstanding debt, notes, the repurchase of shares, rights or other obligations providing a stronger capital structure, further development of the technology, EPC capabilities and commercial production facilities and further grow the Company, marketing, working capital, project development, commercial deployments and general business development of production sites in North America and elsewhere. It is initially unknown at this time whether this will be a Financial or Strategic Investment partner (“Operator”) and which will add the most value at each stage of development. This capital can come from the same source as in Objective (ii).

(ii)
Objective (ii) The secondary, but equally important, objective is to raise a secondary rounds of committed capital and debt for a total of approximately $90M for use in the construction of other plants in following years, this amount must not be considered as fixed and can be drawn down in several tranches as required by the Project(s) according to milestones and Project portfolio negotiated with the investor(s) for CLEANTECH BIOFUELS which is to enter the Project Special Purpose Vehicle (SPVs) as a capital increase through the issuance of new shares, a debt facility or a mix of both and be applied to develop each Project as they come down the CLEANTECH BIOFUELS development pipeline. Framework agreements are preferred and a minimum amount of framework package investment commitment will be determined for efficiency and cost reasons. It is the intent of this objective for CLEANTECH BIOFUELS to retain a “carried interest” (equity interest) that will further enhance its cash flow streams and realize its Buy, Own and Operate (BOO) corporate strategy as well as leverage its speed to market.

c. Scope of Work of the Advisor

The Company wishes to engage the Advisor to support it in (the “Scope of Work”):

(i)
Identifying suitable Operators, Investors and/or Strategic Industry Partners from their extensive international network in line with the Company’s business objectives through to completing the Proposed Transaction(s) with the selected Investor(s);

(ii)
The review of the relevant financial, technical, operational aspects and contractual structure of the targeted investments and the expansion of the Company to ensure that these combine into a suitable proposition for Investor(s);

(iii)	Marketing advise and consulting regarding the Product Positioning in the market segment to match the investor's requirements in terms of IRR and sales projections.
(iv)	The preparation of support materials related to the Proposed Transaction(s);
(v)	Provide additional assistance with regards to due diligence required to raise funding on behalf of the Company, or a Project.
(vi)	Contact, select and lead the negotiations with Investor(s) to close the Proposed Transaction(s).

Investment Banking Advisory (fund raise)

Key Deliverables:
1.
Evaluation, development, adjustment and actualization of the Company business plan, enterprise appraisal, contractual structure, optimal investment proposal structure, including financial modeling in tranches of the project, projections and tranche valuation, draw down objectives and time frames, exit strategy and recommendations on matching the investment proposal and Company to Investor criteria.

2.	Objectively assess risks and support and recommend on how to reduce, mitigate or even eliminate them in the target market.
3.
The Advisor will support the Company in analysis of the applicable target projects, market structure and players and support in profiling the best investment target with focus on international strategic Investors.

4.
Preparation of the corresponding marketing materials. Contact, presentation and negotiation support of the Transaction to interested Investors. The Company will provide access to the information necessary for this and if required direct contact with the acquisition targets.

5.	Profiling of investor targets whether they finally be Financial or Strategic Investors be and a qualified long list provided as examples.
6.	Marketing to and engagement with Investor(s).
7.	Investor short list agreed with the Company and engagement in formal negotiations with an Expression of Interest Letter (EOI) from an accredited Investor approved by the Company.
8.	Support and assistance on management presentation(s) to Investor(s) and Lenders.
9.	Senior negotiation assistance and any necessary support to finalize documentation and closing of the Proposed Transactions with Investors and Lenders.
10.
Support in managing pre due diligence (data room review, Q&A assistance) LOI signed for objectives (i). Support to facilitate the evaluation of the proposed Transaction (Term Sheets, LOI etc.) by the Investor and Lenders during the entire engagement.

11.
Support in financial modeling assistance during due diligence. Coordination of the conversations, negotiations and due diligence process of the Investor and Lenders together with the Company’s other advisors.

12.	Coordination of other advisors involved (legal, tax, etc.) provide either by the Investor, Lenders or the Company.
13.	Support in reviewing, recommending and negotiating indicative and final term sheets and investment and loan covenants.
14.	Financial closing.

In particular, BCP has established a risk management process to ensure that private equity firms, commercial lenders, and institutional and strategic investors receive attractive, secure and bankable project information with maximized returns through their investment in CLEANTECH BIOFUELS by providing comprehensive technical and financial analyses and modeling of CLEANTECH BIOFUELS business case. Our objective is to optimize the bankability of CLEANTECH BIOFUELS’s investment opportunities and get the full attention of investor at first contact.

●
BCP considers that a sound framework is fundamental to creation and enhancing shareholder value. The objective of our risk management process is to ensure that asset allocation relies on benchmarks, or passive indices, that represent a feasible investment strategy. BCP conducts a process of identification, analysis and either acceptance or mitigation of uncertainty for investment decision-making.

●
A sensitivity analysis on the project or investment is done on the risks that most affect the expected return and therefore the risk level. These risks, once identified are managed in such a way as to reduce their risk impact to acceptable levels through a series of actions depending on the nature of the risk and project.

●	Several case scenarios are done on the financial model; a base case, a moderate case and a case representing the possible upside.
●
Principal strategic, operational and financial risks are identified and mitigated through industrial, technological or financial mechanisms. Effective processes and systems are suggested to be put in place put in place in place to monitor and manage risks.

d. Fees & out of pocket expenses

M&A Advisory:

Objective (i)

●
The Advisor agrees will charge a reduced retainer and deliverable fees for this objective. These fees will not be deducted from the final Transaction Fee due upon successful financial closing The payment conditions of this fee is as follows:

1.	$6,678.24 once the Engagement Agreement is signed.
2.	$6,678.24 once the Advisor brings and/or reaches deliverables 1, 2, and 3 included in claim M&A advisory (i) (2 weeks)
3.
$6,678.24 once the Advisor brings and/or reaches deliverables 4, 5, 6 and 7 included in claim M&A advisory (i) including an Expression of Interest Letter (EOI) from an accredited Investor approved by the Company (2 weeks).

4.	$6,678.24 once the Advisor brings and/or reaches deliverables 8 included in claim M&A advisory (i) (2 to 4 weeks) including EOI and proof of funds.
5.	$6,678.24 once the Advisor brings and/or reaches deliverables 9 and 10 included in claim M&A advisory (i) (2 to 4 weeks) with the investor LOI.

The work on many of these tasks can be done in parallel by adding more Bauhaus personnel in order to shorten the overall project time if necessary.

The paid out retainer fees will not be deducted from the final success fee.

The Company will provide all the necessary documentation and contact information to the Advisor in order for it to carry out the tasks defined above.

Fees for Objective (i) and Objective (ii)

The Advisor will receive a Success Fee from the Company over the full Transaction Value for each individual Transaction as defined herein.

1)           4.0% of first $10 million of Transaction Value (or $400K)
2)           3.5% of the next $10 million
3)           3.0% of the next $10 million
4)           And 2.0% of the next $10 million
5)           And 1.25% of the final bracket remainder.

Regarding the success fee, it will need to be paid by the Company.

In addition to the above reduced fee structure Bauhaus Capital Partners will:

1.
The post money capital structure is agreed to be 60% share interest for CLEANTECH BIOFUELS and 40% assigned to Bauhaus Capital Advisors to be used in any way or assign in any form to ensure the funding required in accordance with this agreement and may retain a portion of this assignment as its own share interest as long as the main funding objective has been successfully obtained.

2.
Bauhaus Capital Partners will be exclusively entitled to provide the bankable EPC company, under acceptable market terms, for the first 36 months after the formation and commencement of operations of the SPV to ensure funding of the SPV as well as the first plants.

Out of pocket expenses

Any ordinary out-of pocket expenses costs and other expenses incurred by the Advisor in relation to providing the services, described in this Engagement Letter, shall be entirely borne by the Advisor. The Advisor agrees not to charge any additional fees or costs to the Company outside of the fees described in d) above. Any extraordinary expenses required by the Company such as international travel required will be agreed and accepted upon previously and in writing. If the negotiations are advanced and the travel is for LOI negotiations the Advisor is willing to agree on a case by case basis to assume these expenses up front but that the Company agrees to reimburse upon closing of each corresponding Transaction.

e. Exclusivity

The Company and Advisor agree to work together in an exclusive manner in the Project Objective (i) of this Agreement under the terms and conditions laid out herein.  Due to the nature of the agreement any and all materials developed during the development of claim c. shall remain property of the Advisor until the signing of each LOI and the payment of the success fees whereupon the materials will become property of the Company.

f. Information undertaking

In order to ensure that the Advisor is able to meet (i) all legal, statutory and regulatory obligations applicable to them in connection with their appointment as Advisor under this Letter, and (ii) to fulfil their contractual obligations under this Mandate Letter the Company undertakes:

(i)	to provide the Advisor with, or procure the provision to the Advisor of, all necessary information in English concerning the Transaction to the extent possible;

(ii)
to keep the Advisor informed of any material developments in relation to the business or operations of the Company, but only where and to the extent these have or are reasonably expected to have a material effect on the Transaction (such information, “Material Information”). The Company will further inform the Advisor as soon as reasonably practicable upon becoming aware of any Material Information provided to the Advisor being misleading or incomplete in any material respect; provided, however that the Company does not assume any responsibility for the accuracy and completeness of any such information provided by or on behalf of the project developer.

g. Confidentiality

The Advisor agrees to keep the information provided about the Project and Transaction, the terms of this Letter and of the Scope of Work confidential and they are not to be disclosed to any other person (other than your or our professional advisors which are under a professional duty of confidentiality or have signed a confidentiality undertaking in favor of the Advisor on substantially the same terms as the confidentiality undertaking set out in this paragraph (f)) except to the extent that disclosure is required under any applicable law, rule, regulation or stock exchange requirement (provided that, to the extent that it is not prohibited by such law, rule, regulation or stock exchange requirement, the disclosing party shall notify the other parties to this Letter of such requirement after disclosure has been made to the relevant authority).

h. Non Circumvention

The Parties shall not in any way whatsoever circumvent each other and/or attempt such circumvention of each other and/or any of the Parties involved in any transaction the parties wish to enter and to the best of their abilities shall ensure that the original transaction codes, dates and priority information established are not altered.

In the event of circumvention by any of the undersigned Parties, whether direct and/or indirect the circumvented Party shall be entitled to a legal monetary compensation equal to the maximum services it should realize from such a transaction plus any and all expenses, including any and all legal fees incurred in lieu of the recovery of such compensations.

As the Advisor has relationships with a number of international investors, the Advisor shall disclose the name of the interested Investor within 5 working days from the formal expression of interest. Then the Company should reply within 5 working days whether the Company is in conformity of pursuing negotiations with the Investor, presented by the Advisor, with regards to the Transaction.

i. Duration

This Agreement shall commence upon signing of this Letter by both Parties and runs according to the following schedule from the date of signing)
If the Investor for Objective (i) is the same as for Objective (ii) the duration of this agreement will be for 120 days unless mutually extended by the parties. If the Investor for Objective (i) is different that of Objective (ii) then this Agreement will run for an additional 120 days to secure an Investor for the agreed upon number of plants between the Advisor and the Company during the execution of the Deliverables.

j. Termination

By the Company
The Company may terminate this Letter by written notice (by giving notice to the Advisor of its intention to do so) with 30 days notice, starting from the date that this Letter is signed by all parties, and only in the case of any material breach or default by the Advisor of its obligations for other than the conditions stated herein.

By the Advisor
The Advisor may terminate this Letter (by giving notice to the Company of its intention to do so) in the event of (a) material breach by the Company of its obligation hereunder, (b) abandonment of the Projects by the Company having occurred (in the reasonable opinion of the Advisor), or (c) in case closing of the Proposed Transaction with a Party introduced by the Advisor has not been realized within 6 months of the signing of this Letter (mutual) or (d) in case the Company is already in discussions with the Investor, presented by the Advisor, as described in clause (d) above, in the above cases the Advisor may terminate this Letter with 30 days written notice to the Company.

Fees payable after termination (if any)
Upon termination of this Mandate Letter subject to (i) above, the Company shall not pay any additional fees to the Advisor if the Transaction has not been closed with an Investor contributed by the Advisor. For the purpose of clarity any fees are due to the Advisor subject to (a) only upon successful investment of the Transaction by an Investor introduced by the Advisor and for the full Transaction Value and drawdown schedule (b) subject to the circumvention clause in this Mandate Letter.

Upon termination of this Letter by the Company, other than for  material breach, default or just cause by the Advisor of its obligations in respect of the performance of the Scope of Work or otherwise under this Letter, and/or the Company uses the work done by the Advisor and uses it to close a Transaction with a different funding source not provided by the Advisor, the Advisor will still retain its rights to the Success Fees and the equivalent retainers fees of the work done pertaining to the corresponding Project of Objective (i) or the corresponding Project of Objective (ii).

Following the termination of this Letter by the Company (other than in the event of a material breach by the Company of its obligations under this Letter), the Advisor shall promptly provide to the Company, after payment of the corresponding retainer fees for work done, and the Company shall be entitled to retain for such use as it sees fit, all documentation and reports (including, without limitation, the financial model) prepared by the Advisor in respect of or in connection with the Transaction.

k. Team, role allocation and availability

The Advisor shall make available to the Company a competent team composed at all times of one supervisor, and project managers / analysts as required.

l. Miscellaneous

This Letter is only valid if signed prior to 15th May 2012.

This Letter constitutes the entire Letter between the Parties and supersedes any earlier letter relating to the same matter. If and to the extent that there is a conflict between or a discrepancy with the terms of this Letter and any arrangements, understanding or previous letter between Parties, this Letter shall prevail.

This Letter may only be amended by mutual Letter of the Parties in writing.

The invalidity or unenforceability of any provision of this Letter shall not affect the validity or enforceability of any other provision of this Letter. Any such invalid or unenforceable provision shall be replaced or be deemed to be replaced by a provision that is considered to be valid and enforceable. The interpretation of the replacing provision shall be as close as possible to the intent of the invalid or unenforceable provision.

The assignment to a third party of any rights and/or obligations pursuant to this Letter by a Party shall require prior written approval by the other Party.

Any payment by any Party not made when due shall be subject to late interest equal to Euribor (overnight rate) plus 4 per cent. p.a.

This Letter may be signed in any number of counterparts. This has the same effect as if the signatories on the counterparts were on a single copy of this Letter.

m. Jurisdiction and Mediation:

In the case of dispute in the terms and conditions of this Engagement Agreement the process for resolution will be governed by and construed exclusively in accordance with the procedures established for such cases of International Chamber of Commerce (ICC) Court of Arbitration in the closest chapter to the State of Delaware, USA, waiving any other jurisdictional rights otherwise awarded by law or which would otherwise apply. The ruling of the ICC Court of Arbitration will be considered binding and final.

We look forward to working with you on this transaction.

Yours faithfully,

The Advisor,

______________________________                                                                                     Date April, 23rd 2012
Bauhaus Capital Partners
Javier Herrero de Cabezon
CEO

Accepted and agreed to:

______________________________                                                                                     Date April, 23rd 2012
CLEANTECH BIOFUELS
Mr. Edward Hennessey
CEO and President

ANNEX I
DEFINITIONS

Definitions
Transaction: A Transaction is defined for the purposes of Engagement Agreement as to be the full legally funded, financed or otherwise transmitted ownership of the objective interest transmitted or services executed by the Advisor and Investors or Loan Partners to the party engaged and contracted under the terms and conditions of the Engagement Letter between the Advisor and the Company defined also hereunder.

Transaction Value:  is defined for the purposes of this Engagement Agreement as to be the full economic value that the Company or Project receives from an Investor and/or Loan Partner introduced by the Advisor after the closing of the Transaction be it in the form of cash, financing, noncash items, negotiable instruments or other equity equivalents, debt facilities of any kind, strategic alliances or capital gain formulas and will be net of taxes.

Investor: is defined to be for the purposes of this Engagement Agreement that party whatever legal form it may have that closes a Transaction under the conditions defined herein  introduced by the Advisor to the Company for the purpose of the Transaction whether it be direct or indirect and during the term and provisions of this Engagement Agreement.

Transaction Fees:  are defined to be for the purposes of this Engagement Agreement the economic value of the compensation for the Advisor’s services contracted by the party of the Engagement Letter under the conditions herein and as outlined in d. Fees & Out of Pocket expenses of said document.

Payment: The liquidation of the Fees owed to the Advisor for the services defined in this document will be paid after the financial closing and in a pro rata basis on draw downs of each and every Transaction for which an Investor introduced by the Advisor to the Company that shall pay to the Advisor. However, for the purpose of clarity no payments are due to the Advisor before the financial closing of the Transaction(s). Payment will become due at a maximum of 5 working days after the draw down from the Company and another 5 working days after that to the Advisor under the conditions put forth herein and in the Engagement Letter conditions.

Success Fee: is defined to be for the purposes of this Engagement Agreement that amount of money paid out to the Advisor for the successful closing of the Transaction and under a pro rata basis according to the Transaction Value drawdown schedule and terms in the specific LOI.

Retainer Fees: are defined to be that remuneration for ongoing work for specific tasks defined in the retaining party in the corresponding Engagement Agreement contributed by the Advisor that will be paid to the Advisor independently of the successful closing or not of the objective Transaction.

Loan Partner: is defined to be for the purposes of this Engagement Agreement that Party whatever legal form it may have provides a Term Loan, debt facility or instrument(s) under the conditions of this Letter and introduced by the Advisor to the Company for the purpose of the Transaction whether it be direct or indirect and during the term and provisions of this Letter.

Loan Value: is defined to be for the purposes of this Engagement Agreement that amount of money advanced by a lender provided by the Advisor to the Company

Term Loan: is defined to be for the purposes of this Engagement Agreement a fixed amount of money advanced by a lender provided by the Advisor to the Company subject of an Engagement Letter where the Company is expected to repay the loan amount plus interest over a specified period of time with specific terms, conditions and covenants.

Term Sheet: is defined to be for the purposes of this Engagement Agreement to be that document confirming the intent of any third party for a Transaction, Investor, Client and/or Project with an Engagement Letter with the Advisor and with the intent to participate in a round of funding and specifying the terms and conditions under which the Investor or Loan Partner will proceed to providing the funds. By signing this document the Investor or Loan Partner agree to begin the legal due diligence process prior to the financial closing of the transaction. This is understood to be the same as a binding Letter of Intent or LOI.

Project: is defined to be for the purposes of this Engagement Agreement any type of development target with any Transaction, Investor, Client and/or Project agreed to by the Advisor and the ASSOCIATE under the CLAUSES and terms and conditions outlined in this AGREEMENT for the development in relation to the objective of a specific Engagement Agreement.

Engagement Agreement: is defined to be for the purposes of this Engagement Agreement that document agreed and executed between the Advisor and the Transaction, Investor, Client and/or Project and that defines the objectives of the Agreement, the tasks to be carried out and their time frame, the retainer and success fees for the services and any other terms and conditions specific to the corresponding contractual relationship.

ANNEX II

Legal, financial and operational investment optimization and risk improvements needed for CLEANTECH BIOFUELS Company and Projects

Bauhaus Capital Partner’s is a specialized investment banking boutique firm. As such, the firm is made up of specialists in the field of finance, fund raising, technology and operations all of which are focused in the renewable energy and cleantech markets. This specialization enables us to provide highly marketable investments to our investor base and reach financial closure quickly and efficiently. Bauhaus has this ability in oil & gas, mining, waste treatment (energy), biomass, biofuels, wind, photovoltaic, energy efficiency, oil & gas and infrastruture.

Bauhaus can assist the CLEANTECH BIOFUELS INC. projects with

I.	Correct and rebuild the financial information materials for raising additional capital
II.	Identifying necessary and required agreements and permits needed
III.	Ensure bankability of the agreement portfolio
IV.	Screen possible investors and stake holders
V.	Create a complete risk analyses
VI.	Prearrange a risk elimination “tool box”
VII.	Commence negotiations and proceed to LOI(s)

I.	Correct and rebuild the financial information
We have already identified areas that need to be corrected and more will follow when we run our complete case study. In the screening process, risk analyses and DD process we will gain knowledge as to how the material should be presented to ensure the highest possible success rate.

II.	Identifying required agreements.
Bauhaus has substantial knowledge regarding what is required from an investor’s standpoint regarding a project’s legal aspects. Here we would ensure that all documentation and contracts that need to be arranged are done so from an investor’s perspective. We would prepare the way in reducing the perceived risk in securing supplies, land lease, environmental reports, PPA’s and so forth which are all part of any investors DD and as of today none are perceived as existing in this project.

III.	Ensure bankability
To ensure that agreements and contracts are attractive it’s important to build them “risk” proof. This is done by hedging currencies, forcing contract partners to carry extensive liability cover, remove any and all outside factors that might occur and impact the project negatively. Bauhaus will provide the mechanisms by which most risks will adequately dealt with.

IV.	Screen possible investors
Already at this phase it’s important to start discussions with intended and potential investors. This gives the project valuable input regarding other factors which need to be covered and it also builds the project to be ready from day 1. Hence limiting time risks and also shortening the time to market so that once the elections are over the project can take off.

V.	Create risk analysis
Bauhaus would run different scenario data models to evaluate each risk such as currency risk, country risk, supply risk, management risk, time risk and all other financial risks with a great enough potential to negatively impact on the project.  We have the knowledge and the necessary tools to run complex simulations and hence limit any risk exposure or at least create enough knowledge to ensure that the risks are known factors and can eliminated if possible.

VI.	Prearrange a risk elimination “tool box”
With the vast amount of information created in the overall process we can prearrange Insurances, Liability cover etc. We will make certain that all agreements are written in a way which limits the risks and also arrange binding quotas to remove risks were possible.

This together with the technical and physical breakdown will serve to create a platform from which the project can be realized in a timely fashion. It will provide the investor with confidence that every corner has been looked at and all holes have been filled.